Exhibit 99.1

Medicine Man Technologies, Inc. Announces Binding

Term Sheet to Acquire Dabble Extracts, an Award-

Winning Cannabis Extract Company

- Acquisition to Further Enhance Company's Strategy to Become a Leading Vertically Integrated Operator in the Growing Legal Cannabis Market

- Company will Gain Access to Unique Manufacturing and Extraction Methods for Production of Shatters and Waxes

- Dabble Extracts Has Pending Patent on Proprietary Shatter-Making Process

- Dabble Extracts' Awards Include 1st Place Shatter, People's Choice and Best Tested at THC Championship; 2nd Place Shatter and 3rd Place Budder at High Times' Dope Cup

DENVER, Aug. 12, 2019 /PRNewswire/ -- Medicine Man Technologies, Inc. (OTCQX: MDCL) ("Medicine Man Technologies" or the "Company") today announced that the Company has entered into a binding term sheet to acquire Colorado-based Dabble Extracts, an award-winning cannabis concentrate company that specializes in processing medical and recreational marijuana into premium-grade extracts.

Under the terms of the term sheet, the Company will pay $3,750,000 for Dabble Extracts. The purchase price will consist of $750,000 in cash and 996,678 shares of common stock priced at $3.01/share, which is the average closing price of the Company's stock for the five trading days prior to August 6, 2019. The terms can also be referenced in the 8-K, which outlines the closing conditions. The obligations of the Company and Dabble Extracts under the term sheet are conditioned upon the satisfaction or mutual waiver of certain conditions, including regulatory approval.

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"The proposed acquisition of Dabble Extracts will further enhance our product portfolio, as it will bring the expertise and unique extraction capabilities necessary to create high-quality cannabis concentrates in the form of shatter and wax products," said Mr. Andy Williams, Co-Founder and Chief Executive Officer of Medicine Man Technologies. "Josh marks the fifth industry pioneer that we have announced in the span of three months to come on board, which is a testament to our vision in bringing the best and brightest to join forces and compete in a rapidly changing market. His background and mastery as an extraction technician will help us create, produce and distribute a superior portfolio of products. As a market leader, we believe it is incumbent for the Company to offer a comprehensive and exceptional product offering in all market segments, and Dabble Extracts' award-winning product line and unique and proprietary extraction process certainly helps us meet this goal."

"We have essentially pioneered our own extraction process and have grown through a grassroots approach similar to that of Andy's experience," said Mr. Josh Hindi, Founder of Dabble Extracts. "The team at Medicine Man Technologies shares our vision for the long term, and this accelerates our growth trajectory by creating a complementary approach at the forefront of the explosive opportunity in the cannabis industry. Our shatter is of the highest quality, and we are one of the top producers today for concentrates, based on the numerous awards we've received. We're excited to join the team and believe this enables us to take a huge step forward in our business as we combine our technical capabilities with the critical distribution capabilities that should allow us to go national and international in the future."

For more information about Medicine Man Technologies, please visit https://www.medicinemantechnologies.com

About Medicine Man Technologies

Denver, Colorado-based Medicine Man Technologies (OTCQX: MDCL) is a rapidly growing provider of cannabis consulting services, nutrients and supplies. The Company's client portfolio includes active and past clients in 20 states and seven countries throughout the cannabis industry. The Company has entered into agreements to become one of the largest vertically integrated seed-to-sale operators in the global cannabis industry. Current agreements will enable Medicine Man Technologies to offer cultivation, extraction, distribution and retail pharmaceutical-grade products internationally. The Company's intellectual property includes the "Three A Light" methodology for cannabis cultivation and pending acquisition candidate MedPharm's GMP-certified facility, which has the first cannabis research license to conduct clinical trials in the United States. Management includes decades of cannabis experience, a unique combination of first movers in industrial cannabis and proven Fortune 500 corporate executives.

About Dabble Extracts

Dabble Extracts is committed to providing customers with the most flavorful products while ensuring the best quality in its creation and extraction methods. Dabble seeks to redefine the industry standard by offering high-quality shatters and waxes in the cleanest and purest form possible with very minimal residue of the specially formulated hydrocarbon solvent used in its product extraction. Dabble Extracts' products can currently be found in 60 dispensaries throughout Colorado. Shatter is one of the most recognized concentrates, a solid substance that resembles a honey-colored glass shard. Wax is another type of marijuana extract, which resembles the texture of candle wax. Both extracts can be vaped and dabbed for use.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Such statements may be preceded by the words "intends," "may," "will," "plans," "expects," "anticipates," "projects," "predicts," "estimates," "aims," "believes," "hopes," "potential" or similar words. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks and uncertainties include, without limitation, those associated with (i) regulatory limitations on our products and services; (ii) our ability to complete and integrate acquisitions; (iii) general industry and economic conditions; and (iv) our ability to access adequate financing on terms and conditions that are acceptable to us, as well as other risks identified in our filings with the SEC. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Relations Contact:

ir@medicinemantechnologies.com
1-866-348-1997

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SOURCE Medicine Man Technologies, Inc.

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